CONFIDENTIAL—DISCLOSURE PROHIBITED

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

COMMERCIAL SUPPLY AGREEMENT

for 1,5 ml sterile water for injection syringes with 0,5 ml fill volume effective as of April 1, 2023

by and between

VALNEVA AUSTRIA GMBH

and

VETTER PHARMA INTERNATIONAL GMBH

CONFIDENTIAL—DISCLOSURE PROHIBITED

TABLE OF CONTENTS

ARTICLES

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ANNEXES

ANNEX 1:        PRODUCT, SERVICES AND PRICES
ANNEX 2:    SPECIAL FORECASTING
ANNEX 3:         EXPANDED TERRITORY
ANNEX 4:         QUALITY AGREEMENT

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This Commercial Supply Agreement (the “ Agreement”), is made and entered into with effect as of April 1, 2023 (“Effective Date”), by and between Valneva Austria GmbH, a company duly organized and existing under the laws of Austria and having its principal place of business at Campus Vienna Biocenter 3, 1030 Vienna, Austria (“Valneva”), and Vetter Pharma International GmbH, a company duly organized and existing under the laws of Germany, and having its principal place of business at Eywiesenstraße 5, 88212 Ravensburg, Germany (“Vetter”), with Valneva and Vetter hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Valneva desires to engage Vetter in the Manufacture of a 1,5 ml syringe pre-filled with 0,5 ml sterile water for injection, intended by Valneva to use for commercial purposes and in performing specific Services with respect thereto;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements above and hereinafter set forth, and subject to this Agreement, Valneva and Vetter agree as follows:

ARTICLE 1 : DEFINITIONS.
For the purposes of this Agreement and any supplements or amendments hereto and thereto, the following capitalized terms, whether used in the singular or plural, shall have the same and uniform meanings assigned to them below, unless a particular context otherwise requires:

(1)        “Additional Quantity” has the meaning set forth in Section 2(4)(h).

(2)    “Additional Requirements” has the meaning set forth in Section 2(2).

(3)        “Affiliate” means, with respect to a Party, any person, firm, company or other entity which controls, is directly or indirectly controlled by, or is under common control with such Party; as used herein, “control” means either (i) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors or more than fifty percent (50%) interest in the income of the entity in question; or (ii) the possession, directly or indirectly, of the power to manage, direct or cause the direction of the management and policies of such entity.

(4)        “Annex” means an annex to this Agreement.

(5)    “Annual Reference Quantity” means the aggregate Valneva Product demand for months January to December of the following year as set forth in Section 2(4)(d).

(6)        “Appendix” means an appendix to the Quality Agreement.

(7)        “Article” means an article of this Agreement (and excludes, unless otherwise specified, that of the Quality Agreement).

(8)        “Assistance” means all support or assistance provided under this Agreement or a separate agreement, including any activities set forth in Sections 2(2), 4(1), and 6(5).

(9)        “Background IP” means any IP that (i) is owned or controlled by a Party or any of its Affiliates as of the Effective Date; or (ii) is developed by or for, or otherwise comes to be owned or controlled by a Party or any of its Affiliates, separately from and independently of any activities performed under this Agreement.

(10)        “Batch Document Package” has the meaning set forth in the Quality Agreement.

(11)        “Binding Period” has the meaning set forth in Section 2(4)(b).

(12)        “Business Day” means any calendar day other than a Saturday, a Sunday or a calendar day on which commercial banks located in Baden-Württemberg, Germany, or at the principal place of business of Valneva, are authorized or required by law to be closed.

(13)        “Capacity Agreement” has the meaning set forth in Section 2(4)(e).

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(14)        “Change of Control” means, with respect to an entity, a transaction or series of related transactions as a result of which a person or entity or group of persons or entities acting in concert directly or indirectly acquires control of the entity or acquires ownership of all or substantially all of its assets. The transaction(s) may be in any form or combination of forms, including an issuance of voting securities, a grant of one or more proxies, a merger (whether or not the entity survives), a consolidation, a share exchange, a reorganization or a transfer of shares or assets. As used in this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of more than 50% of voting securities, by contract or otherwise.

(15)        “Confidential Information” means any and all information of a confidential or proprietary nature, including but not limited to any scientific, technical, financial or business information, material, samples and know-how in whatever form (written, oral or visual) that is directly or indirectly furnished or made available to the receiving Party or its Affiliates by or on behalf of the disclosing Party or its Affiliates under this Agreement that (a) if in tangible form, is labeled in writing as proprietary or confidential; or (b) if disclosed in oral or visual form or, if disclosed in writing without an appropriate letter, label or legend shall constitute Confidential Information that would be apparent to a reasonable person, familiar with the disclosing Party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the disclosing Party.
(16)        “Conforming Product” means Product Manufactured in accordance with the Process Specifications, subject to Section 5(2).
(17)        “Costs” means any and all monetary obligations, including, but not limited to, damages, liabilities, judgements, losses, and costs and/or expenses (including reasonable attorneys’ fees and court costs).

(18)        “CTD” has the meaning set forth in the Quality Agreement.

(19)        “Defect Notification Period” has the meaning set forth in Section 5(2).

(20)        “Delivery Date” means the date upon which Product will be delivered in accordance with Section 4(1), such date to be provided by Vetter in the Purchase Oder confirmation pursuant to Section 2(4)(f).

(21)        “Developments” means inventions (whether patentable or not), improvements, discoveries, enhancements or other technical developments which arise from the Parties’ activities under this Agreement or are made, conceived or reduced to practice by either Party during the course of its performance hereunder.

(22)        “Deviation” has the meaning set forth in the Quality Agreement.

(23)        “Effective Date” has the meaning set forth in the preamble.

(24)        “EMA” means the European Medicines Agency or any successor agency.

(25)        “Expanded Territory” has the meaning set forth in Section 6(4).

(26)        “Facility” means, with respect to a Product, any facility used by or on behalf of Vetter in performing Vetter’s Services under this Agreement and located in Ravensburg or Langenargen, Germany.

(27)        “FDA” means the United States Food and Drug Administration or any successor agency.

(28)        “Force Majeure” means, with respect to circumstances affecting a Party’s ability to perform its obligations hereunder, any unforeseen event beyond the reasonable control of a Party, including, but not limited to, acute labor and/or supply chain disruption; violent storm or other severe weather event; earthquake, tsunami, volcanic eruption or other natural disaster; epidemic, plague or other biological event or outbreak; and other Acts of God and/or of human origin such as acts of war or terrorism.

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(29)        “Future Developments” has the meaning set forth in Section 12(7).

(30)        “GMP” and “cGMP” have the meaning set forth in the Quality Agreement.

(31)        “Initial Term” has the meaning set forth in Section 9(1).

(32)        “Intellectual Property” and “IP” means all worldwide (i) patent or patent application, and any patent issuing there from, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations and continuations-in-part thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to that of any such patent, all to the extent the foregoing contain claims covering such invention; (ii) copyright registrations and applications and all renewals and extensions thereof; (iii) discoveries, inventions, trade secrets, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws); and (iv) Confidential Information, including all applications and registrations with respect to the items identified in clauses (iii)-(iv) (if any), but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.

(33)        “Inspection” has the meaning set forth in Section 5(2).

(34)        “Inventory” has the meaning set forth in Section 3(4).

(35)        “Legal Requirements” means with respect to each Party, any and all laws, rules and regulations of any governmental body or regulatory authority, in each case solely to the extent applicable to such Party’s business and activities. For clarification, the Legal Requirements for Vetter and any of its Affiliates shall be limited to such applicable laws, rules and regulations applicable at the Facility, i.e. the laws, rules and regulations of Germany and the European Union (as directly applicable in Germany). Any Legal Requirements applicable to Valneva, to which Vetter and its Affiliates are to adhere (as in the case of such requirements being considered essential for the Product), shall be provided by Valneva to Vetter in detail and shall, subject to Vetter’s prior written consent, be incorporated into the agreed-upon Process Specifications all as set forth in Section 2(2).

(36)        “Long Range Forecast” has the meaning set forth in Section 2(4)(a).

(37)        “Manufacture” and “Manufacturing” means any steps, processes, operations and activities required to produce Product for and on behalf of Valneva at the Facility and specified in the Process Specifications, which might include manufacturing, processing, primary packaging, labeling, preparation for transport, sampling and testing of the Product, Materials and intermediates, receipt of Materials, as well as related Product in-process control, quality control testing, quality assurance and certification activities or the generation of stability data of Product.
(38)        “Materials” means any components, excipients and materials used for Manufacture and supply of Product, including but not limited to Sourced Materials.

(39)        “Maximum Quantity” has the meaning set forth in Section 2(4)(h).

(40)        “Minimum Quantity” has the meaning set forth in Section 2(4)(h).

(41)        “Non-conforming Product” means Product not Manufactured in accordance with the Process Specifications, subject to Section 5(2).

(42)        “Omitted Product Quantity” has the meaning set forth in Section 2(4)(g).

(43)        “Party” and “Parties” have the respective meaning set forth in the preamble.

(44)        “Preferred Subcontractor” has the meaning set forth in Section 2(3).

(45)        “Preferred Supplier” has the meaning set forth in Section 3(1)(b).

(46)        “Prices” has the meaning set forth in Annex 1.

(47)        “Process Specifications” means the mutually agreed Manufacturing process specifications, generated by Vetter Pharma as contemplated in the Quality Agreement, and agreed upon for the

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Manufacture of the Product, that define and detail all Manufacturing, Service or Regulatory Services activities performed at the Facility, including all criteria applicable to the Sourced Materials and instructions agreed to be relevant for such Manufacture, but not including any additional Product acceptance and release requirements.

(48)        “Product” has the meaning set forth in the Quality Agreement.

(49)        “Product Costs” has the meaning set forth in Section 8(2)(i).

(50)     “Purchase Order” means a purchase order issued by Valneva specifying the quantity of Product ordered or a specific service and the required Delivery Date.

(51)        “Quality Agreement” means the quality agreement entered into by and between Valneva and Vetter Pharma with respect to the Services performed and/or the Product Manufactured under this Agreement, to be attached as Annex 4 hereto. The Quality Agreement may be modified from time to time by mutual written agreement. Once executed by Valneva and Vetter Pharma, the Quality Agreement shall be incorporated into and made part of this Agreement by this reference.

(52)        “Recall” has the meaning set forth in Section 11(6).

(53)        “Regulatory Approval” means any approval, consent, notice or permission required from (or, in the case of a notice, given to) a regulatory authority in order to comply with applicable Legal Requirements, including for purposes of Manufacturing, performance of Services, marketing, importing, exporting, testing, distributing, selling or otherwise using the Product.

(54)        “Regulatory Filing” has the meaning set forth in the Quality Agreement.

(55)        “Regulatory Services” means providing Valneva with the CTD of Product.

(56)        “Replacement Product” has the meaning set forth in Section 5(4).

(57)     “Representatives” has the meaning set forth in Section 12(2).

(58)        “Rolling Forecast” has the meaning set forth in Section 2(4)(b).

(59)        “Rules” means the Rules of Arbitration of the German Institute for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. [DIS]).

(60)        “Section” means any subsection of an Article.

(61)    “Semi-Binding Period” has the meaning set forth in Section 2(4)(c).

(62)        “Services” has the meaning set forth in Section 2(1).

(63)        “SKU” means the stock keeping unit of filled Product as set forth in Section 2(4)(b).

(64)        “SOPs” means such standard operating procedures of Vetter Pharma as are applicable to the Services under this Agreement.

(65)        “Sourced Materials” means any of the Materials, that under this Agreement, are sourced or procured by Vetter or its Affiliates from Preferred Suppliers on behalf of Valneva or at the direction of Valneva (which direction is deemed to be provided by Valneva signing off on the Process Specifications), as further determined in the Quality Agreement, provided for in the Process Specifications and/or agreed upon in writing.

(66)        “Sourced Services” has the meaning set forth in Section 2(3).

(67)        “Term” has the meaning set forth in Section 9(1).

(68)        “Territory” means all countries under the jurisdiction of the FDA and/or the European Commission (EMA). Subject to mutual agreement by and between the Parties and subject to the provisions of Section 6(4), the Territory may be expanded.

(69)        “Valneva” has the meaning set forth in the preamble.

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(70)        “Valneva Indemnitees” means Valneva, any of Valneva’s Affiliates, and their respective officers, directors, agents and employees.

(71)        “Valneva Product Information” has the meaning set forth in the Quality Agreement.

(72)        “Vetter” has the meaning set forth in the preamble.

(73)        “Vetter Competitor” means [***].

(74)        “Vetter Indemnitees” means Vetter and any of its Affiliates, Vetter Subcontractors and any of their trustees and/or executors, and their respective officers, directors, agents and employees.

(75)        “Vetter Maximum Liability Cap” means [***].

(76)        “Vetter Pharma” means Vetter Pharma-Fertigung GmbH & Co. KG, an Affiliate of Vetter that is duly organized and existing under the laws of Germany and has its principal place of business at Schützenstraße 87, 88212 Ravensburg, Germany.

(77)        [***].

(78)        “Vetter Subcontractor” has the meaning set forth in Section 2(3).

ARTICLE 2 : SERVICES.
(1)        Performance of Services. Vetter shall cause Vetter Pharma to (i) perform the Manufacture, and provide the respective Batch Document Package, pursuant to the Process Specifications; (ii) provide Regulatory Services (as further determined in Article 6); and (iii) subject to written agreement by Valneva and Vetter provide certain services for Valneva related to the Manufacture of Products and other, accompanying services (each, a “Service”), all such Manufacture, Regulatory Services, and Services as specified in this Agreement and Annex 1, and subject to the terms of this Agreement, and, if the Services and/or Regulatory Services are to be performed in accordance with GMP, those of the Quality Agreement executed between Vetter Pharma and Valneva that addresses all of the Parties’ respective technical responsibilities for GMP Manufacturing and quality of the Product. Except as otherwise agreed to in writing by Valneva, all Manufacture, Services and Regulatory Services will be performed at the Facilities.

(2)        Process Specifications. The Manufacturing process for the Product complies with current specifications on the Effective Date, and has been successfully validated in accordance with GMP (if applicable), and finally approved by Valneva. Valneva and Vetter shall agree in writing to the final Process Specifications for performance of any Services under this Agreement, and written documentation of such Process Specifications shall be attached to or referenced in the Quality Agreement and incorporated therein by reference. Valneva shall ensure that the Process Specifications comply with the Regulatory Approvals, Regulatory Filings and any applicable Legal Requirements. If the Valneva requires Vetter to adhere to any additional good manufacturing practices of countries outside the Territory or any requirements coming from Valneva Legal Requirements, Regulatory Approvals, Regulatory Filings or any Product-specific GMP (either thereof “Additional Requirements”), any such Additional Requirements may be, after Vetter review and by mutual prior written agreement of the Parties (including on regulatory, technical, commercial, quality and/or certain other provisions and documents applicable to such Products) be incorporated into the agreed Process Specifications. Valneva shall provide Vetter Pharma with, included in any such request of Additional Requirements, the country-specific legislation, rules and regulations and practices or requirements of the regulatory authorities and governmental bodies, which may affect the Services (including the set-up, content and use of the CTD), the Manufacture and/or any Assistance, and shall inform Vetter of the effect of any thereof. Valneva shall keep Vetter informed of any changes of any thereof after the Effective Date and shall meet all notice and information requirements as set forth in the Quality Agreement. Valneva shall also provide Vetter with all information reasonably necessary for the performance of the Services and any technical support reasonably requested by Vetter in connection with the same. Vetter shall keep Valneva informed of Vetter’s positive knowledge, if any, of any specific legislation, rules and regulations and practices or requirements of the generally applicable regulatory requirements of German authorities, EMA and FDA, which may affect the set-up, content and use of the CTD, and shall inform Valneva of the effect thereof known to Vetter.

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(3)    Subcontracting and Delegation. Vetter may, subject to Valneva’s prior written consent - such consent not to be unreasonably withheld - , delegate its responsibilities under this Agreement to any of its Affiliates, including Vetter Pharma (which is with regard to Vetter Pharma herewith provided). Furthermore, Vetter and Valneva may agree on the performance of certain Services (or part thereof) by third parties. If Vetter accepts to assist Valneva in receiving such Services by third parties, subject to Vetter’s prior written consent in this Agreement and the Quality Agreement - such consent not to be unreasonably withheld - (“Sourced Services”), Vetter shall either (i) source any such Sourced Services from third party service providers mutually agreed upon by the Parties or approved by Valneva in the Quality Agreement or the Process Specifications (“Preferred Subcontractors”); or (ii) directly communicate to and manage such Preferred Subcontractors under Valneva contracts in the name and on behalf of Valneva. Third party service providers, including Preferred Subcontractors shall be approved by Valneva and listed in or attached to the Quality Agreement to the extent they are going to perform any GMP relevant activities. Valneva shall provide all information that is necessary and/or reasonably requested by Vetter and hereby provides the required power of attorney for Vetter and/or its Affiliates for the purpose of such assistance.
In addition, Valneva agrees and hereby consents that Vetter and its Affiliates might use own subcontractors for its internal logistic and warehousing operations (currently [***]) and second source laboratories for material qualification (each a “Vetter Subcontractor”). Vetter shall be and remain fully and solely responsible for performance or non-performance of any Vetter Affiliate and Vetter Subcontractors, subject to and to the extent set forth in this Agreement, including Article 11, whether under this Agreement or Quality Agreement, or under any other agreement or any theory of law. Valneva shall be and remain fully responsible for performance or non-performance of Valneva, its Affiliates and its Preferred Subcontractors, unless otherwise set forth in this Agreement.

(4)        Forecasting. The forecasting, ordering, scheduling and other related parameters of Manufacture of Product, shall be as specified below and set forth in Annex 2, provided however, the following shall apply:
(a)    Long Range Forecast. Valneva shall provide its good faith estimate of the total Product demand for the next [***] and shall reflect therein each anticipated Product quantity [***] (hereinafter the “Long Range Forecast”). The Long Range Forecast shall be submitted to Vetter annually in writing by [***]. The Long Range Forecast is non-binding and only for mutual planning purposes. Significant forecast changes should be indicated to Vetter as soon as they are known to Valneva and need to be discussed together with its impact and Vetter will inform Valneva about potential measures to allow for such demand at Valneva’s cost [***]. Based on the Long Range Forecast, Vetter will inform Valneva in writing [***] of each calendar year about Vetter’s capacity for the [***] of the Long Range Forecast.
(b)    Rolling Forecast. Valneva shall provide for each Product to be Manufactured by Vetter a [***] Rolling Forecast (hereinafter the “Rolling Forecast”) and submit such Rolling Forecast to Vetter, initially no later than [***] before the first intended Product Manufacture, and thereafter, on or before [***] of each calendar month. The Rolling Forecast shall reflect the Product demand requested to be delivered in each calendar month, [***].
Each Rolling Forecast must therefore include the requested Product volume (in stock keeping units of filled Product, each a “SKU”) per delivery month and volumes are to be routinely ordered in increments of [***] pre-filled syringes. The Product volumes presented in the initial Rolling Forecast and each monthly revised or updated Rolling Forecast are subject to Vetter’s written approval. Any attempts by Valneva to engage in “rear-loading”, “front loading” or other demand peaks, such as for Valneva stock building, have to be communicated to Vetter and is subject to Vetter’s approval. In the event Vetter cannot accommodate the Rolling Forecast, the Parties will cooperate to draft an agreed upon Rolling Forecast.
Binding Period. Months [***] of each Rolling Forecast shall constitute a firm and binding commitment by Valneva and any Product demand volumes submitted for the first [***] months of each Rolling Forecast cannot be modified by Valneva or cancelled in any way without full compensation (“Binding Period”).
(c)    Semi-Binding Period. Months [***] of each Rolling Forecast are partly-binding (“Semi-Binding Period”), meaning that Valneva may adjust the Product volumes forecasted for such [***] period in accordance with the following limitations:

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Rule 1: The aggregate Product volumes set out in all monthly Rolling Forecasts in a calendar year may not deviate by more than [***] (SKUs) from the Annual Reference Quantity (as defined below) for such calendar year.
Rule 2: Product volumes set out in any revised monthly Rolling Forecast may not deviate by more than [***] (SKUs) from the previous Rolling Forecast submitted by Valneva for the Semi-Binding Period.
The amount of SKUs will be rounded-off pursuant to common rounding to whole batch numbers (integers), provided however, if the variance of SKUs is between [***] batches Valneva will be granted a minimum flexibility of one full Product batch.
[***]

(d)    Annual Reference Quantity. The Parties hereby agree on an “Annual Reference Quantity” for each calendar year, covering January through December of such year, to allow for precise capacity planning. The Rolling Forecast of [***] shall represent the Annual Reference Quantity (= aggregate Valneva Product demand for months January to December) of the following year.
[***]
Within [***] Business Days of receipt of the Rolling Forecast, Vetter will inform Valneva in writing about Vetter’s capacity for the full [***] of the Rolling Forecast.
(e)    Capacity Agreement. The Parties may agree to have certain Facility capacity reserved for Manufacture of Product for certain years (”Capacity Agreement”), especially if the capacity on a certain line or cleanroom is scarce or the Valneva Product demand is considered high as may be indicated by the Long Range Forecast.
(f)    Ordering. Valneva is required to issue firm, binding Purchase Orders with Vetter at least [***] months prior to the requested Delivery Date.Vetter will send during the month following the receipt of such Purchase Order a written confirmation with respect to Product volumes which can be Manufactured and will notify Valneva of the Delivery Date no later than [***] ahead of the scheduled delivery.
(g)    Annual Reconciliation, Compensation. The Parties will in December of each year jointly review and compare if Valneva ordered and paid for all of its Product commitments under this Agreement.
In the event that any such review reveals that Valneva has failed to provide Purchase Orders or has failed to pay for binding commitments of the Rolling Forecast and/or the Capacity Agreement in the applicable calendar year, has reduced its Product demand other than allowed under this Agreement and/or has cancelled at any time Purchase Orders, then Valneva shall compensate Vetter for each Omitted Product Quantity (“Omitted Product Quantity”) as follows:
[***]
Valneva shall pay the compensation as determined hereunder for the respective calendar year within [***] of such joint review.
(h)    Minimum and Maximum Quantity. Valneva shall order at least [***] of the Annual Reference Quantity (“Minimum Quantity”) and may order up to [***] of the Annual Reference Quantity (“Maximum Quantity”), subject to Vetter’s written approval. However, Valneva hereby acknowledges and agrees that the Maximum Quantity in each calendar year may not exceed a total of [***] batches without Vetter’s consent. To the extent that quantities ordered in any Purchase Order exceed the quantities forecasted (i) for the Binding Period; or (ii) for the Semi-Binding Period by more than [***]; or (iii) the Maximum Quantity (individually and collectively “Additional Quantity”), such Purchase Order shall be considered a binding commitment of Valneva to pay for the Product quantity reflected in the Purchase Order and Vetter shall respond to Valneva if such Additional Quantity can be supplied, subject to the Facility's manufacturing and equipment capacities and other supply commitments, provided, however, that Vetter's failure to supply any such Additional Quantity (or part thereof) shall not constitute a breach of this Agreement by Vetter. Vetter’s acceptance to deliver Additional Quantities set out in an individual Purchase Order shall in no event (i) oblige Vetter to accept Additional Quantities in future Purchase Orders; nor (ii) be construed as acceptance by Vetter of quantity increases in future Rolling Forecasts or increased Maximum Quantities. Furthermore, it is agreed and understood by the Parties that any Additional Quantity will not be considered as Annual Ordered Quantity (as defined below) and not included therein during the annual reconciliation review by the Parties and will not be credited against the Minimum Quantity.

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(i)    Service and batch size. This Rolling Forecast model is designed for filling Services of a Product batch size of [***] prefilled syringes per Product batch as specified in the Agreement and the Parties hereby agree that Valneva shall order and forecast full Product batches. If the amount of Conforming Product available for delivery of a given batch is determined to be below [***] prefilled syringes, Vetter will proactively contact and consult with Valneva to determine if e.g. the production of an additional batch or earlier production of subsequent batches is required to fullfil the volume requirements of Valneva.
If after alignment with Vetter other Services (e.g. secondary packaging) or batch sizes are forecasted or ordered, this Rolling Forecast model shall be adjusted accordingly, including pricing.
(j)    Japan quality. The Rolling Forecast model set forth in this Section 2(4) shall not cover any Product intended by Valneva for distribution or use, or both, in the Japanese market. In the event, Valneva requests Product to be distributed in Japan, the Parties shall amend this Section 2(4) to include supply chain terms that provide for adequate capacity reservation and adjust specifications, pricing and include other terms as required.
(l) Scheduling of Manufacture. Based on the information provided in the Rolling Forecast, Vetter will schedule the Manufacturing. Scheduling will not be communicated to Valneva. Vetter will try to prioritize Purchase Orders with critical shelf-life, and Valneva allows Vetter to advance order requests for Manufacture, up to a maximum of [***] in addition to the required cycle time, to build manufacturing campaigns and most efficiently use available capacity for all of its customers. Consideration will be taken to ensure that the Remaining Shelf-Life as defined under Section 4(2) is upheld.

ARTICLE 3 : MATERIALS.
(1)        Supply of Materials.

(a)    Vetter shall Manufacture the Product in the quantities and according to the confirmed delivery dates and routinely deliver to Valneva not less than [***] vials per Batch considered the standard Batch Size. Material allocated towards Valneva’s Purchase Orders will only be fulfilled in standard Batch Size quantities of [***] vials as reflected in requested quantities of Valneva’s Purchase Orders. Planned deviations from this standard Batch Size are subject to the Parties’ written agreement.
(b)    Sourced Materials. Vetter shall procure or cause to procure the Sourced Materials for use in the Manufacture in accordance with this Agreement and the Quality Agreement or otherwise directed or approved by Valneva (which direction or approval is deemed to be provided by Valneva signing off on the Process Specifications). If Vetter and Valneva make alternative arrangements for sourcing of Materials to be directly supplied by third parties to Vetter, and if Vetter agrees to assist Valneva in such sourcing of Sourced Materials and as provided for in Annex 1 or otherwise agreed upon in writing, Vetter shall (i) order any such Sourced Materials directly from third party suppliers mutually agreed upon, in the Quality Agreement or otherwise directed or approved by Valneva (which direction or approval is deemed to be provided by Valneva signing off on the Process Specifications) (“Preferred Supplier”), or (ii) call off and take delivery of such Sourced Materials under Valneva contracts with such Preferred Supplier, in each case in quantities and with lead times appropriate to maintain an Inventory as provided for in Annex 1. Valneva shall provide all information that is necessary and/or reasonably requested by Vetter, complete associated Vetter request form and hereby provides the required power of attorney for Vetter and/or its Affiliates for the purpose of such sourcing assistance.

(2)    Inadequate Delivery. Any inadequate delivery of Materials (whether such inadequacy is one of quality, quantity, missing documents or otherwise) may result in delays in the Manufacture of the Product and the postponement of any associated Delivery Date. In the event of such inadequate delivery, Vetter shall be permitted, in its sole discretion, to reasonably reschedule the Manufacture and determine a new Delivery Date, following good faith consultation with Valneva. Vetter shall use commercially reasonable efforts to ensure that the new Delivery Date is no later than the earlier of the following: [***]. Any such postponement of Manufacture due to inadequate delivery of Valneva and Sourced Materials shall be deemed a cancellation of Manufacture under the respective Purchase Order, for which Vetter shall be compensated as set forth in Section 2(4)(g) and Annex 1, if not solely caused by Vetter.

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(3)        Testing of Materials. Prior to use by Vetter in performance of the Services, all Materials used for the Manufacture, shall be tested in accordance with the Process Specifications or, in the absence of specific testing requirements, with the SOPs, including an incoming inspection upon delivery to verify correct quantity and labeling and visual inspection to identify obvious defects due to transport. With respect to the quality and the condition of any Materials used in the Services, Vetter may rely on the accuracy of any certificates and information provided for such Materials. Other than set forth in this Agreement, Vetter shall have no obligation to undertake any quality assurance or other activity with regard to Materials, including any additional testing or certification of the same, and Vetter shall not be liable for any defects in the Materials which have not been established or are not determined by Vetter performing its testing Services hereunder.

(4)    Inventory. Based on the Binding Period or the Rolling Forecast (or, to the extent commercially practicable, on any updates), Vetter may have placed, in accordance with its customary business practices, binding orders for Materials for the Products not supplied by Valneva. Valneva is hereby informed and accepts that for some Materials there are minimum order requirements (e.g. because of long lead-time or minimum batch sizes) and Vetter will have to order Material quantities that exceed the demand required for the Binding Period or the Rolling Forecast. In addition, Vetter will maintain a stock of Sourced Materials at [***] ahead for Delivery Date of confirmed orders in accordance with Section 1(4) and Annex 2, but no less than the quantity required for the Manufacture of [***] (all Materials ordered in accordance with any of the foregoing collectively hereinafter the “Inventory”) at any time. To the extent such Inventory is ordered in accordance with the foregoing, Valneva shall be responsible and liable for any related costs incurred by Vetter and/or any of its Affiliates, including, but not limited to, related to storage and disposal of and staff planning and working capital costs for any excess and/or obsolete Inventory, not being fit for use due to (a) reduced Rolling Forecast or capacity reservation; (b) cancellation or postponement of any Purchase Orders; (c) changes to the Process Specifications or the specifications of Material, including to Legal Requirements; or (d) expiry or termination of this Agreement) provided that, in any case, despite Vetter’s best efforts the Inventory cannot be used for other products or customers and Vetter provides reasonably detailed written evidence thereof. If requested, Valneva shall provide Vetter with a written authorization to purchase any Inventory. Vetter may request (a) to retain a higher Inventory volume against down payment by Valneva, or (b) if feasible, will ask Preferred Suppliers for their Assistance to keep an additional rolling safety consignation stock available at Valneva’s risk and cost, if Vetter’s expenditures for Inventory are significant due to Valneva’s Product demand.

ARITCLE 4 : PRODUCT DELIVERY.
(1)        [***]. Any Product to be delivered by Vetter shall be delivered [***]. Vetter shall provide Valneva with reasonable advance notice of the Delivery Date, [***] and Valneva shall arrange for Product pick up and shipment on such date. In the event that Vetter or its Affiliates or subcontractors or external service providers give incidental support or Assistance to Valneva, in a manner or extent exceeding Vetter’s obligations set forth in the preceding sentence, such support or Assistance shall be made on behalf of Valneva (and not of Vetter) and Valneva shall remain fully liable and responsible for the same. Any major support or Assistance by Vetter shall be separately agreed upon in writing. Valneva shall, at Vetter’s request, provide information required for taxation or reporting purposes in respect of export of the Product.

(2)    Remaining Shelf-Life means, with respect to Product ordered by Valneva and delivered by Vetter, the period of time from the Delivery Date until the expiration date of such Product consistent with the shelf-life approved by the relevant regulatory authority.

For the Product the Parties agree a Remaining Shelf-Life of at least [***]. During the Term of the Agreement, the Parties may adjust the agreed Remaining Shelf-Life, as appropriate. If a delay is solely caused by Vetter which results in the Remaining Shelf-Life being less than [***], Valneva shall be under no obligation to accept any Delivery of Product where the Remaining Shelf-Life requirement is not met.

(3)    Late Pick-Up. Unless otherwise agreed between the Parties, if Product is not collected by Valneva on the Delivery Date, Vetter shall store such Product at the Facility at Valneva’s risk and in accordance with the SOPs. For Products not collected within [***] of the Delivery Date, Valneva shall pay to Vetter such compensation of storage as set forth in Annex 1, unless Valneva has declined to collect the Product based on a claim of Non-conforming Product accepted by Vetter or substantiated by an independent laboratory as provided for by Section 5(3).

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(4)        Quarantine Shipment. Product not yet released to Valneva by Vetter may be shipped under quarantine upon prior written request of Valneva and Valneva by such request assumes all risks, responsibilities and costs associated with the quarantine shipment.

(5)    Late Delivery. Vetter will use commercially reasonable efforts to deliver Product on the Delivery Date.  Vetter shall promptly inform Valneva as soon as Vetter becomes aware that it will not be able to meet the Delivery Date. Vetter shall provide Valneva, to the extent known, reasonable and subject to Vetter’s other contractual and statutory obligations, with details regarding the reason for the delay and the efforts that Vetter has made and will make to deliver the Product as soon as possible by using commercially reasonable efforts. [***]

ARTICLE 5 : NON-CONFORMING PRODUCT, INSPECTION, REPLACEMENT.
(1)        General. Vetter shall promptly inform Valneva of any Non-conforming Product discovered during or after Manufacture, and launch an investigation subject to the Quality Agreement and its SOPs. Vetter shall have the discretion to withhold the release of any Product pending the resolution of any potential quality issues. Product that is affected by deviation (of which Valneva shall be notified in writing in accordance with the Quality Agreement) shall not be deemed Non-conforming Product so long as any such deviation has been processed in accordance with the Quality Agreement and does not materially affect the quality of the Product.

(2)        Inspection. Valneva shall without undue delay perform or have performed an inspection and testing of Product received, and conduct a review and approval of associated Batch Document Package, all as required by Legal Requirements (including GMP) and as necessary for the intended purpose but in no event later than [***] following delivery of each (“Inspection”). Valneva shall notify Vetter in writing upon discovery of any Product or any part of a shipment of Product to Valneva or its designee or of the associated batch documentation alleged to be Non-conforming, and/or of its rejection of Product based upon defect, such notice to be provided within [***] of delivery (“Defect Notification Period”), provided, however, that such Defect Notification Period shall be (i) reduced to [***] if Valneva is rejecting such shipment due to transport or obvious external physical damage or quantity discrepancies that are, or would be, evident upon reasonable visual inspection of such packaged Product; and (ii) extended to [***] following the Delivery Date if Valneva’s rejection is based upon a latent defect, that is, defect of a Product that cannot be detected or would not be evident upon reasonable Inspection (in which case Valneva must provide notification immediately upon discovery of such latent defect). Any notification by Valneva of a Non-conforming Product must include a detailed explanation of the alleged defect. In the event Valneva’s notice of Non-conforming Product is not timely delivered as provided hereunder, the Product in question shall be conclusively presumed satisfactory and deemed accepted by Valneva.

(3)    Investigation, Dispute. Vetter shall have the right to investigate any alleged Non-conforming Product. If, during any calendar quarter, [***] batches are rejected by Valneva, Vetter shall notify Valneva and, upon receipt of such notification by Valneva, the Parties shall meet to discuss, evaluate and analyze the reasons for and implications of the failure of the Manufacture to meet the Process Specifications and the rejection by Valneva. Pending the same, Vetter shall have the right to cease all Manufacturing and not be deemed in default or breach under this Agreement, with all scheduled or other Manufacture not to recommence until such time as final disposition of the rejected batches has been decided upon, and complete investigations (with root cause analysis and corrective action to prevent further batch rejections) have been finalized, which disposition, analysis and corrective action shall be agreed to in writing by the Parties. Vetter shall perform or have performed such investigation, root cause analysis and any corrective action diligently and expeditiously. Prior to the completion thereof, Valneva may request in writing the recommencement of Manufacture, subject to Valneva’s assumption of responsibility in the event of further batch rejection for the same or similar reasons. If the Parties disagree as to final disposition, analysis or corrective action, and, if Vetter disagrees with Valneva’s determination, the Parties shall attempt to resolve such disagreement through direct management discussions, failing of which the Parties shall appoint a mutually agreed-upon, independent pharmaceutical laboratory in the European Union to evaluate and determine whether the Product’s Manufacture was in accordance with the Process Specifications as of the Delivery Date. The laboratory’s determination thereof shall be binding upon both Parties as to the facts evaluated, and the laboratory’s charges and related expenses shall be borne by the Party against whom the determination is made.

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(4)        Replacement. In the event that (i) Vetter agrees that Product is Non-conforming Product; or (ii) Product is determined to be Non-conforming Product pursuant to Section 5(3), and provided that Valneva has given Vetter timely notice of defect in accordance with Section 5(2), Vetter shall reimburse Valneva by issuing a credit of the amount paid for the Non-conforming Product or replace any Non-conforming Product with Conforming Product (“Replacement Product”). Vetter shall use commercially reasonable efforts to deliver to Valneva such Replacement Product [***]. If the Non-conforming Product has been caused by the negligence of Vetter, Vetter Affiliates or Vetter Subcontractors, any such Manufacture of Replacement Product, including the Batch Documentation Package, will be rendered at the cost and expense of Vetter and without additional charge to Valneva, and in this event Vetter shall be liable, whether for itself and/or any of its Affiliates and/or any Vetter Subcontractors, for any related loss of Materials, and shall arrange for return or disposal of the rejected Non-conforming Product, and supply of Replacement Product, all at the cost and expense of Vetter (but subject to the limitations of Article 11, including Section 11(5)).

ARTICLE 6 : REGULATORY SERVICES.
(1)        Regulatory Services; Document Update. Vetter shall cause Vetter Pharma to assist Valneva in preparing its regulatory filings with regard to the Product in any country of the Territory (and Expanded Territory, as the case may be) by providing Regulatory Services, all in accordance with the provisions of this Agreement, the Process Specifications and the Quality Agreement. Valneva shall have the right to use the CTD (or part and/or updates thereof), including all stability data as set forth in the Quality Agreement, in its regulatory submission for Product. Valneva shall pay for any updates of the CTD pursuant to Annex 1 of this Agreement.

(2)        Information. Valneva shall keep Vetter informed of any specific legislation, rules and regulations and practices or requirements of the regulatory authorities and governmental bodies within the Territory (other than the generally applicable regulatory requirements of German authorities, EMA and FDA) and Expanded Territory, as the case may be, which may affect the setup, content and use of the CTD and shall inform Vetter of the effect of any thereof. Vetter shall be responsible for compliance of the CTD with the applicable general requirements of the EMA, the FDA and German authorities, as the case may be.

(3)    Contact with Governmental and Regulatory Bodies, Communication. Valneva shall be solely responsible for all documentation, submission and communication with governmental, health and regulatory authorities or agencies with respect to all matters relating to the Product and the Regulatory Approvals, and shall keep the documentation submitted to such governmental and regulatory bodies updated as required by law, applicable regulation and regulatory practices (with copies to the regulatory affairs department of Vetter Pharma). Neither Vetter nor any of its Representatives shall have any obligation to directly contact or communicate with any such governmental, health and regulatory bodies regarding the Product unless required by GMP. In such case Vetter shall promptly notify Valneva and provide a copy of Vetter’s communications with governmental, health and regulatory authorities or agencies relating to the Product.

(4)        Territory. Valneva shall at its own discretion, register or file the Product in the Territory and shall therefore use the CTD, including all stability data set forth or referred to in the Quality Agreement. In amplification of the foregoing, it is understood that Valneva shall neither sell, nor distribute nor otherwise use, whether directly or indirectly, the Product outside of the Territory and Expanded Territory, as the case may be. Subject to the provisions of Section 2(2), the Territory may be expanded by countries outside the Territory (“Expanded Territory”), and any such countries of an Expanded Territory shall be listed in and/or added to Annex 3, as the case may be.

(5)        Regulatory Assistance. Any regulatory Assistance consisting of services other than the Regulatory Services set forth in Section 6(1) and/or any additional support, including but not limited to regulatory services and/or any document adaptations required for an Expanded Territory, or any other activity regarding requests or enquiries by governmental, health and regulatory authorities or agencies of the Territory or an Expanded Territory and/or of Valneva, as the case may be, shall separately agreed upon in writing, especially with regard to regulatory, technical, commercial, quality and/or certain further particular provisions and will be charged separately. Any request for any such regulatory Assistance shall include complete instructions and any other information that is reasonably necessary for Vetter to evaluate required regulatory Assistance, calculate costs and provide Valneva with an offer for such regulatory Assistance.

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(6)    Confidentiality. All information, materials, documents, and data provided by Vetter and/or any of its Affiliates to Valneva with respect to Regulatory Services, regulatory Assistance, document updates or in support of the preparation, completion or updating to the Regulatory Filings of Valneva, including the CTD shall be deemed to be proprietary Confidential Information of Vetter and/or its Affiliates. Valneva shall have the right to disclose Confidential Information to the regulatory authorities in the Territory (and Expanded Territory as the case may be) to the extent needed for, and solely for the purpose of its Regulatory Filing of the Products, on a need to know basis upon prior written notification of Vetter. Vetter and/or its Affiliates shall continue to own and shall retain all title and interest in and to the Product and to all Confidential Information provided and related therewith.

ARTICLE 7 : REGULATORY FILINGS, INSPECTIONS AND CHANGES.
(1)        Product Approval. Valneva shall ensure all Regulatory Filings and obtain and maintain, at its own cost and risk, all Regulatory Approvals needed for the Product, the Services which are particular to the Product and/or required in accordance with the Legal Requirements. Valneva shall not distribute or otherwise use the Product without first securing such Regulatory Approvals. Vetter shall cooperate and make every commercially reasonable effort, at the cost and/or expense of Valneva, to provide such information and other Assistance as Valneva may reasonably request in connection with such Regulatory Filings and Regulatory Approvals, all in accordance with and subject to the terms of the Quality Agreement. If approvals by regulatory authorities are needed for the Manufacture (other than set forth in Section 7(2)), all risks, costs and/or expenses thereof shall be borne by Valneva and neither Vetter nor any of its Affiliates shall pay for or warrant such approvals.

(2)        Facility Approval. Vetter has caused and shall cause Vetter Pharma to obtain and maintain, with respect to the Facility, any necessary manufacturing authorization(s) issued by the applicable German health authority and, upon written request of Valneva, Vetter shall make available a copy of such authorization(s).

(3)        Inspections and Audits. Any costs and/or expenses associated with any inspections or audits performed by Valneva or third party auditors engaged by Valneva and by any regulatory authority with respect to the Services and/or the Product shall be borne by Valneva, except for costs incurred from inspections by the German health authorities, FDA and/or EMA directly and solely associated with the CTD, which shall be borne by Vetter (excluding Valneva costs and expenses, as the case may be). Valneva shall ensure that Valneva annual GMP inspections shall not exceed two (2) Business Days with no more than two sub-groups of inspectors or auditors, that inspectors and auditors are bound by confidentiality and non-use obligations similar to those agreed hereunder and shall follow all procedures, instructions and SOPs applicable at the Facility, all to the extent and subject to the terms of the Quality Agreement.

(4)        Change Control, Costs. Any changes to the agreed-upon process of Manufacture or the Process Specifications hereunder shall be carried out in accordance with this Section and the change control procedures set forth in the Quality Agreement, if applicable. The Parties agree that:
(i)    for changes that arise from a regulatory requirements of the EMA and/or the FDA that is generally applicable to Vetter or that is directly and solely associated with the CTD, and subject to the remaining provisions of this Section 7(4) and those of Section 8(2) below, Vetter shall implement such changes (except to the extent commercially unreasonable or in conflict with the business operation of the Facility), and Vetter shall bear all reasonable costs and/or expenses directly related thereto; and
(ii)    for any other changes not described in subsection (iii) hereof, for changes related to Product, Materials, Facility or any Manufacturing process that arise from Legal Requirements (including Product-specific GMP), and for changes made at the discretion or based upon the preference of Valneva, Vetter shall implement such changes as are mutually agreed upon (except to the extent commercially unreasonable or in conflict with the business operation of the Facility), and Valneva shall bear all reasonable costs related thereto; and
(iii)    the Parties will during the Term adhere to the change control procedures set forth herein and in the Quality Agreement; provided, however, that in the event that in any year no Product batch is Manufactured under this Agreement, Vetter and its Affiliates may cease the change control procedures, and Vetter will notify Valneva thereof.

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(5)        Disputes. With respect to any changes, Vetter and Valneva shall mutually agree on their respective obligations and the allocation of associated costs (consistent with the above) and on any necessary or desired amendments to this Agreement. In the event of a dispute regarding a change, Valneva and Vetter shall discuss in good faith how to proceed, provided, however, that Vetter shall not be required to (i) to accept or cause Vetter Pharma to accept any changes with regard to or having impact on the Product Specifications and/or the CTD; and (ii) to continue or cause Vetter Pharma to continue the Manufacture of the Product (which Manufacture may be immediately ceased without it being deemed a breach of this Agreement) if Vetter believes that a course of action urged by Valneva, whether calling for incorporation or non-incorporation of a change, constitutes a violation of any Legal Requirement. If Vetter reasonably believes such course of action does not constitute a possible violation as set forth in the preceding sentence, but creates an increased risk that Vetter and/or any of its Affiliates is or could be held responsible or liable under a third-party claim, then upon Valneva’s request Vetter shall cause Vetter Pharma to continue the Manufacture of the Product and to take such course of action, and Valneva shall indemnify, defend and hold Vetter and/or any of its Vetter Indemnitees harmless from and against any and all Costs resulting from or arising out of such course of action.

ARTICLE 8 : PRICES, INVOICES, PAYMENTS AND ADJUSTMENTS.
(1)        Prices, Invoices. Vetter’s charges for the Services shall be the Prices set forth in Annex 1, plus any taxes (including, but not limited to, value added tax), customs, fees and other duties, if and to the extent applicable. Vetter will invoice upon (i) rendering a Service; and (ii) delivery of Product (including CoA or CoC, as agreed in the QA); and (iii) as further set forth in Annex 1; or (iv) if not contained in Annex 1, as defined in a respective quotation by Vetter and agreed upon by Valneva. Services rendered are generally invoiced in full upon completion of the Services. Since Vetter provides its Manufacturing Services in certain stages, Vetter shall be allowed to invoice Valneva also for any Manufacturing Service fully rendered to Valneva, of which ownership and control of the in-process Product has passed to Valneva, and for which payment by Valneva is due. A Manufacturing Service is deemed to be fully rendered upon successful release of the in-process Product for further manufacturing (next process step), following a successful in process control (in accordance with SOPs) and provided that such in process control revealed that there is no critical Deviation. Any Assistance shall be separately agreed upon and either incorporated into the Product Prices or separately invoiced. [***]. Payments by Valneva shall not be deemed to have been made until Vetter has received such payment. If Vetter receives payment later than [***] of invoice date, Vetter may [***]. With respect to payments due for Product as to which Valneva has initiated in good faith an investigation or dispute under Section 5(3), Valneva’s withholding of payment shall not be considered a breach during the pendency of such investigation or dispute, provided, however, that if such investigation demonstrates no Non-conforming Product or failure by Vetter, or Valneva does not prevail in such dispute [***]. Any payments shall be made without any reduction, set-off or counterclaim.

(2)        Price Adjustments, Disputes. [***] Vetter may adjust its Prices as follows:
(i)    In the event of increases in the cost of (a) the Product; or (b) the Services as arising from general changes to Vetter’s cost structure including, but not limited to, Materials supplied or Services provided by any third party, wages, insurance, energy costs and other associated costs and expenses affecting Vetter and/or any of its Affiliates (collectively, “Product Costs”), Vetter shall be permitted to adjust its Prices as a matter of right and without justification, provided, that the percentage increase of any such adjustment shall not exceed [***] of the Price (including Product unit price and other Service fee) agreed for the period preceding the effective date of such Price increase. For a proposed adjustment in excess of such percentage, Vetter shall provide Valneva with reasonable evidence in support of such increase and the Parties shall negotiate in good faith regarding whether to include such excess in the adjustment.
(ii)    In the event of increases in costs of Materials supplied or Services provided by any third party, Vetter shall be permitted to adjust its Prices accordingly, and any increases shall be borne by Valneva, provided, however, that Vetter shall provide reasonable evidence in support of such increase (such as, by way of non-limiting example, a written statement by such third party showing the increase).
(iii)    In the event of changes to the Services including, but not limited to, changes in scope or Material, regulatory, GMP or Legal Requirements (including GMP), or of increased production or overhead costs which arise from changes pursuant to Section 7(4) above, Vetter

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may reasonably request price adjustments, which shall be mutually agreed upon and set forth in an amendment to this Agreement.
(3)    Should a dispute arise regarding a price adjustment, the Parties shall discuss the same in good faith for a period of [***]. If the Parties cannot agree on a price adjustment within such period, they shall appoint an independent certified public accountant as mediator who shall review the Parties’ respective proposals for the adjustment sought, evaluate the factual and methodological bases for the proposals, and recommend an appropriate price adjustment. The Parties shall ensure that such mediator (i) is bound to each Party by obligations of confidentiality equally restrictive to those referred to in this Agreement; (ii) has not been employed by either Party at any time during the ten (10) years prior to appointment hereunder; (iii) has professional experience in the pharmaceutical industry, preferably in the field of contract manufacturing (sterile pre-filling and the outsourcing thereof); and (iv) renders a recommendation within a further [***]. The Parties shall adopt the recommendation of the mediator, and all fees and expenses of the mediator and related proceedings shall be borne by the Party whose proposed price adjustment was furthest removed from that recommended by the mediator.

ARTICLE 9 : TERM, TERMINATION, CONSEQUENCES, SURVIVAL.
(1)        Term and Termination of this Agreement. The Term of this Agreement shall commence as of the Effective Date and shall continue for an initial period of five (5) full calendar years (“Initial Term”) after the Effective Date, however, minimum until all Services under this Agreement (including all Manufacture called for in the most recent Rolling Forecast approved or accepted by Vetter) have been completed, unless this Agreement is earlier terminated in accordance with Section 9(2). Upon the expiration of the Initial Term and any subsequent term thereafter, this Agreement shall automatically be renewed for subsequent terms of [***] (Initial Term and any subsequent term collectively, the “Term”), unless a Party notifies the other Party [***] prior to the end of any Term in writing of its intention to not renew this Agreement.

(2)        This Agreement shall remain in full force and effect until the earliest of (i) its termination for breach under Section 9(3); or (ii) its special termination pursuant to Sections 9(4) or 9(5).

(3)        Termination for Breach. In the event of a material breach of this Agreement by a Party, the non-breaching Party may terminate this Agreement for cause by giving written notice of breach and termination to the breaching Party, such termination to take effect if the breaching Party has not cured such breach within [***] of its receipt of such notice.

(4)    Special Termination by Vetter. Vetter may terminate this Agreement if (i) Valneva is the subject of a Change of Control involving a Vetter Competitor – Vetter may exercise such termination right only within [***] of the notification to Vetter of such Change of Control event, or if (ii) in a dispute pursuant to Section 7(5) hereof the Parties fail to establish mutual agreement within [***]; or (iii) in a dispute pursuant to Section 8(3) hereof the Parties fail to establish mutual agreement in accordance with such Section within [***].

(5)    Special Termination by Either Party. Either Party may terminate this Agreement by written notice to the other Party and with immediate effect, if (i) the other Party makes a general assignment (novation) for the benefit of its creditors and not in accordance with Section 12(3); or (ii) proceedings are commenced in any court of competent jurisdiction by or against such Party (by any third party but not by the other Party) seeking (a) such Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition of readjustment of its debts; (b) the appointment of a receiver or trustee for or over such Party’s property; or (c) similar relief in respect of such Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, wherein any such proceedings continue undismissed, or an order with respect to any of the foregoing is entered and continues unabated, for a period of more than [***].

(6)        Consequences. Upon termination of this Agreement, neither Vetter nor Valneva shall have any further obligations (exceeding this Section 9(6)) thereunder except that (i) Vetter shall terminate the Services in progress in an orderly manner as soon as practicable and in accordance with a schedule set forth by Vetter and provided to Valneva; (ii) Vetter shall deliver to Valneva or dispose of, at Valneva’s option and expense, any Sourced Materials in its possession or control dedicated for Manufacture and all Product Manufactured up to the effective date of expiration or termination; (iii) Vetter shall invoice Valneva, and Valneva shall pay Vetter, for any amounts due and owed Vetter, at the effective date of expiration or termination, for Services and

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Assistance performed and all expenses incurred (as specified in this Agreement); (v) Vetter shall, in its sole discretion, sell to Valneva, and Valneva shall purchase at the Prices herein provided, any Product for which Purchase Orders have been or are required to be placed at the time of expiration or termination in accordance with a then-current Rolling Forecast or capacity reservation and, at the purchase Prices thereof, any and all Inventory ordered as contemplated in or permitted under this Agreement; and (vi) each Party shall return to the other Party any and all documentation (including copies thereof) constituting Confidential Information of the other Party and/or any of its Affiliates , provided, however, that, subject to Section 12(2), a Party may retain such documentation (and Vetter may cause Vetter Pharma to retain such limited quantity of the Product, Sourced Materials, all sufficient for two (2) analyses) as may be necessary for proper record keeping (including Section 12(2)(ii)) in satisfaction of Legal Requirements. Valneva shall be responsible and liable to Vetter for any non-cancellable expenses incurred by Vetter related to, based upon or arising out of such expiry or termination, including for an orderly cessation of the Manufacture and any related activities, as well as such other amounts accruing prior to termination; provided, however, any and all expenditures scheduled under the Manufacture not actually made, due to such termination, shall be deducted from any of the foregoing amounts.

(7)        Licenses. Upon the effectiveness of termination of this Agreement, all licenses granted by Vetter and/or any of its Affiliates to Valneva under this Agreement or due to this Agreement shall automatically be deemed revoked unless expressly stated otherwise. However, for the avoidance of doubt, this shall not affect the Products already supplied and sold by Vetter to Valneva under this Agreement.

(8)        Survival. The following provisions of this Agreement shall survive termination and expiry hereof: Section 9(6) (Consequences), Article 10 (Intellectual Property), Article 11 (Indemnification, Liability and Limitations), Section 12(1) (Insurance), Section 12(2) (Confidentiality), and Sections 12(4) (Conflicts) through 12(18) (Governing Law).

ARTICLE 10 : INTELLECTUAL PROPERTY.
(1)        Background IP. Each Party and/or any of its Affiliates shall continue to own all of its Background IP and, except as herein provided, neither a Party nor any third party shall as a result of this Agreement acquire any right, title or interest in or to such Background IP.

(2)        Developments. Any Developments in respect of or related to the Manufacture and/or the Product (including but not limited to any production process and/or testing method) shall be owned by Vetter and/or its Affiliates, without any restrictions, including the right to assign, transfer and sublicense and Valneva shall be granted a non-exclusive license to said IP according to Section 10(3).

(3)        Licenses. Vetter hereby grants to Valneva a temporary (for the duration of this Agreement), royalty-free, fully paid up, non-exclusive license with respect to all Intellectual Property under Vetter’s and/or its Affiliates ownership or control, which is used by Vetter and/or its Affiliates in performing activities and services under this Agreement, to file with regulatory authorities, distribute or otherwise use within the Territory (and Expanded Territory, as the case may be) the Product Manufactured by Vetter under this Agreement with the right to grant and authorize sublicenses solely to the extent needed for, and solely for the purpose to allow any third party to distribute or otherwise use within the Territory (and Expanded Territory, as the case may be) the Product Manufactured by Vetter for Valneva. Valneva shall ensure that any such third party shall fully comply with the terms of this Agreement and the Quality Agreement, it being agreed and understood that Valneva shall take full and unlimited liability for any such third Party.

(4)        No Other Licenses. Except as provided for in this Article 10, nothing in this Agreement shall be construed as a grant of license or covenant under, a waiver of rights in, or a transfer of ownership of, any Intellectual Property owned or controlled by a Party, either expressly or by implication.

(5)    Trademark. Any trademarks of Vetter and/or its Affiliates shall remain their respective property, as the case may be, and Valneva shall have the right to use such trademarks only in connection with the sale and distribution within the Territory (and Expanded Territory, as the case may be) of the Product Manufactured.

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ARTICLE 11 : INDEMNIFICATION, LIABILITY AND LIMITATIONS.
(1)    Indemnification of Valneva by Vetter. Vetter shall indemnify and hold harmless and/or, upon Valneva’s request, defend Valneva Indemnitees from and against any Costs that arise out of or result from (i) a third party claim that (a) any Manufacturing process owned by Vetter or its Affiliates, and used under this Agreement; or (b) the CTD, in both events (a) and (b) infringes a third Party’s Intellectual Property under the patent or intellectual property laws of the United States and/or the European Union or any member state thereof; or (ii) third party product liability claim, producer liability claim or tort claim for personal injury, and in both events (i) and (ii) if and to the extent such Costs have been caused by negligent failure of a Vetter Indemnitee, and are not attributable in any way to Valneva Indemnitees or third parties. Any such Vetter indemnification obligation is subject to the limitations of this Article generally and reduced by any obligations of indemnification owed by Valneva pursuant to Section 11(2).

(2)    Indemnification of Vetter by Valneva. Valneva shall indemnify and hold harmless and/or, upon Vetter’s request, defend Vetter Indemnitees from and against any Costs that arise out of or result from (i) any infringement of a third party’s Intellectual Property in connection with any Sourced Materials, Intellectual Property and information or other deliverable received from or on behalf of Valneva and used by Vetter or Vetter Indemnitees under this Agreement and/or the Product; (ii) the negligence or willful misconduct of a Valneva Indemnitee; (iii) any actions undertaken by a Vetter Indemnitee in compliance with this Agreement hereunder, the Process Specifications, Valneva Product Information and/or a direction by or on behalf of a Valneva Indemnitee or Valneva designee; (iv) any use of Materials supplied or approved by a Valneva Indemnitee and/or use of any information or other deliverable received by or on behalf of Valneva; (v) any breach by a Valneva Indemnitee of this Agreement; (vi) the distribution, sale or use of a Product; (vii) the use of the CTD; or (viii) any Assistance rendered. Any such Valneva indemnification obligation is subject to the limitations of this Article generally and reduced by any obligations of indemnification owed by Vetter pursuant to Section 11(1).

(3)    [***].

(4)        Cooperation. Each Party agrees to notify the other within [***] of receipt of any claim made for which the other Party might be liable under this Article 11, as the case may be. Subject to the rights of any insurer, the indemnifying Party shall have the right, but not the obligation, to defend, negotiate and settle such claim. The indemnified Party shall be entitled to participate in the defense of such matter and to employ counsel at its expense to assist therein, provided, however, that if the indemnifying Party elects to defend the indemnified Party, the indemnifying Party shall have final decision-making authority regarding all aspects of the defense of any claim. The Party seeking indemnification shall provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party. Neither Party shall be responsible under or bound by any settlement of any claim or suit made without its prior written consent, provided, however, that the indemnified Party shall not unreasonably withhold or delay such consent. If a settlement contains an absolute waiver of liability for the indemnified Party, and each Party has acted in compliance with the requirements of this Section 11(3), then the indemnified Party’s consent shall be deemed given. The foregoing notwithstanding, neither Party shall agree to settle any claim on such terms or conditions as would impair the other Party’s ability or right to research, develop, manufacture, market, sell or otherwise use the Product, or as would impair Vetter’s ability, right or obligation to perform its obligations under this Agreement or its ability to provide services of a similar nature to other customers.

(5)    [***]

(6)    [***]

(7)    [***]

(8)    Maximum Liability. All other provisions of this Agreement notwithstanding, Vetter’s annual aggregate liability and indemnity obligations to Valneva, regardless of the legal grounds, for any Costs arising from or in connection with this Agreement, shall not exceed the Vetter Maximum Liability Cap.
For the avoidance of doubt, any Vetter liability under this Section is subject to the limitations of this Article generally and Vetter shall be liable in unlimited amounts, for itself and any other

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Vetter Indemnitee, if Costs are incurred as a consequence of willful misconduct by a Vetter Indemnitee.

(9)        Assertion. All claims under this Agreement shall be brought within one (1) year after the cause of action incurred or shall be deemed waived, if not otherwise agreed in this Agreement.

(10)        No Warranty. Neither Vetter nor any of its Affiliates makes or has made any representation, warranty or covenant, whether written or oral, direct, implied or statutory, other than the covenant under German law as stipulated in and subject to Article 5, and hereby expressly disclaims any other representation, warranty, covenant or agreement, written or oral, direct, implied or statutory, including but not limited to warranties of merchantability, quality or fitness for a particular purpose.

(11)        Other Limitation. No Affiliate of Vetter shall incur any liability in connection with this Agreement, and Valneva shall seek payment or other remedy solely from Vetter in accordance with this Agreement and not from any Vetter Affiliate. Vetter shall not be liable for errors, defects or shortcomings in the Process Specifications provided or approved by Valneva, in the Materials, or in any instruction or direction given to Vetter by Valneva.

(12)        Special Damages Excluded. In no event shall a Party or its Affiliates be responsible to the other Party for any reason whatsoever for loss of profits, loss of goodwill, loss of business, delay in or cancellation, interruption or suspension of any Product supply, or for any indirect, incidental, exemplary, punitive, special or consequential damages, provided, however, the foregoing shall not apply in case of fraud, willful misconduct or to breaches of the confidentiality provisions in this Agreement or any third party indemnification claims hereunder as set forth in this Article.

ARTICLE 12 : MISCELLANEOUS.
(1)        Insurance. During the Term and for a period of at least one (1) year thereafter:
Valneva shall carry with a reputable insurance company a policy of insurance for product liability claims with a per-occurrence limit of at least [***] (or the equivalent thereof in U.S. Dollars) or such higher amount as may be required by applicable law in any of the jurisdictions of Product use. Valneva shall, at Vetter’s request, provide Vetter with a copy of the certificate for such policy, and shall immediately inform Vetter in the event that such policy is cancelled or rendered void, or if coverage thereunder fails to meet the above standards.
Vetter shall carry with a reputable insurance company a policy of insurance for product liability claims (to the extent commercially reasonable and practicable or, if otherwise, shall self-insure and remain personally responsible and liable for such coverage) in an aggregate amount [***], which coverage shall include (namely be reduced by) attorneys’ fees and/or court fees.
Either Party’s violation of this Section 12(1) shall be deemed a material breach of this Agreement.

(2)        Confidentiality, Press. Each Party shall keep Confidential Information disclosed to it by the other Party and/or its Affiliates strictly confidential and shall use such Confidential Information solely for the purpose of exercising its rights and fulfilling is obligations under or in connection with this Agreement. The receiving Party shall not publish, disseminate or otherwise disclose the other Party’s Confidential Information to any third party without the prior written consent of the other Party, except as herein provided. The receiving Party shall confine its dissemination of the disclosing Party’s Confidential Information only to those of its or its’ Affiliates officers, directors, employees, consultants, advisors, agents and subcontractors (hereinafter: “Representatives”) who have a strict need to know the Confidential Information for the purposes of this Agreement and who are bound with the receiving Party to obligations of confidentiality and non-use at least as strict as those contained herein. The receiving Party shall procure compliance by such Representatives with this Agreement and be liable to the disclosing Party for any breach of this Agreement by any such Representatives. Such confidentiality and limited use obligation shall remain in full force and effect during the Term and for a period of eight (8) years thereafter. The receiving Party’s obligations hereunder shall not apply to any part of the disclosure which: (a) is or becomes publicly known other than through breach of this Agreement by the receiving Party or its Representatives; (b) is received by the receiving Party or its Representatives in good faith from any third party, which, to the receiving Party’s knowledge, is not under obligation of confidentiality to the disclosing Party; (c) is in the rightful possession of

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the receiving Party or its Representatives prior to disclosure by the disclosing Party hereunder; or (d) is independently developed by the receiving Party or its Representatives as evidenced by contemporaneous written records. Notwithstanding anything in this Agreement to the contrary, the receiving Party shall be permitted to disclose any Confidential Information of the disclosing Party that it is compelled by any law, regulation, judicial or administrative process, to disclose (after providing the disclosing Party with reasonable notice of such requirement to disclose and with an opportunity to obtain a protective order and by limiting such disclosure as far as possible under applicable law). The receiving Party agrees that the disclosing Party’s Confidential Information shall at all times remain the property of the disclosing Party. The receiving Party further acknowledges that by furnishing the Confidential Information, the disclosing Party does not make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and that the disclosing Party expressly disclaims any and all liability that may be based on the Confidential Information, errors therein or omissions therefrom. Nothing in this Agreement shall be construed as a license or grant to the receiving Party of any rights in or to the disclosing Party’s Confidential Information, unless expressly stated otherwise. For clarity purposes only, (i) data storage in a third party cloud system or maintenance/structural work on the IT-system or landscape by third parties shall not be deemed a disclosure of information to a third party, provided that such storage/activities are subject to industry standard data security, data privacy and confidentiality obligations; and (ii) backups may be maintained provided that such backups are generated automatically from time to time, are not generally accessible and remain subject to the confidentiality and non-use obligations. Neither Party shall issue a press release or make a public statement of any type that mentions the other Party, unless the other Party provides prior written approval of such press release or public statement.
(3)        Assignments. Unless expressly provided for herein, neither Party shall be permitted to assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the other Party, subject to the following exceptions:
Each Party may assign or transfer any such rights (and, for the avoidance of doubt, to grant of security interests in the same) to any of its Affiliates, or to lenders, shareholders, investors or financial underwriters, so long as such assignment or transfer does not impair or materially diminish the assigning Party`s ability to perform its obligations under this Agreement, provided, however, that the assigning Party shall not be relieved, by action of such assignment or transfer of rights, of any of its obligations hereunder, and the assignee shall, in addition to the assignor, assume confidentiality obligations to the same extent as set forth in this Agreement and accepted by the assignor.
Valneva may assign this Agreement and all rights and obligations hereunder, to a successor in connection with a merger, consolidation or the sale of all or substantially all of Valneva’s business to which this Agreement relates, provided, however, that (a) Valneva shall provide prior written notice to Vetter of any such assignment, merger, consolidation or sale; (b) Valneva shall not be released of obligations already accrued including confidentiality obligations which, for the sake of clarity, shall be assumed by such successor in addition to being retained by Valneva; and (c) such successor shall have agreed in writing to be bound by this Agreement and have the financial capacity (at least commensurate with that of Valneva as of the Effective Date) to perform the obligations to be assumed by such assignee.

(4)        Conflicts. In the event of a conflict between the terms of this Agreement (excluding Annex 4) and those of an associated Quality Agreement, the terms of such Quality Agreement shall exclusively govern and control with respect to all technical, pharmaceutical and/or quality-related aspects of the Services, and the terms hereof (excluding Annex 4) shall exclusively govern and control with respect to all other matters.

(5)        Amendments. Any amendment or alteration to this Agreement, specifically including this Section, or of any attachment thereto, shall take effect only by a written document signed and duly executed by both Parties.

(6)        Notices. All legal notices and other legal communication hereunder shall be in writing and addressed to the other Party at its address first written above, or to such other address as may be stated in a Party’s written notice provided under this Section, and shall be deemed duly given upon receipt when such receipt is on a Business Day during normal business hours of the recipient and, otherwise, on the next Business Day.

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(7)        Force Majeure. No Party shall be responsible or liable to the other Party and/or any of its representatives, and no breach shall be deemed to have occurred, for failure or delay in performing any obligation or for other non-performance if such failure, delay or other non-performance is caused by or arises from Force Majeure. A Party shall be under no obligation to settle a strike, labor stoppage, lockout, or any other labor trouble by entering into any agreement to settle any thereof, and such matter shall continue to be deemed Force Majeure until settled to the satisfaction of the affected Party. Any and all of the foregoing shall also apply to a Party to the extent that an Affiliate of such Party or Vetter Subcontractor is performing or providing any service or work in connection with the obligations of a Party. A Party claiming Force Majeure shall notify the other Party specifying the cause and probable duration of the failure, delay or other non-performance. Neither Vetter nor any of its Affiliates shall be under any obligation to fulfill any Purchase Order which has been, or should have been scheduled to be performed during a time period of Force Majeure, provided, however, that a Party so affected shall undertake every reasonable effort to fulfill its contractual obligations to the extent reasonably possible under the circumstances.

To the extent that any such event is threatened or has already commenced at the time of execution of this Agreement, the Parties (i) shall be deemed to be equally informed as to the current scope of such event and its potential impact on the subject matter hereof; (ii) acknowledge that the future course of such event and the extent of its impact (“Future Developments”) are unknowable and cannot be foreseen; and (iii) agree that such Future Developments shall, prior threat or commencement of the event notwithstanding, themselves be regarded as Force Majeure events excusing a Party’s failure of or delay in performance, subject in any case to the above obligations of timely notice and estimate of effect and duration, mitigation and/or recommencement.
(8)        No Waiver. Any failure by either Party to request performance or non-performance by the other Party and/or any of its Affiliates, or to claim a breach of this Agreement, shall neither be construed as a waiver of any right under Agreement, nor affect any subsequent failure to request performance or non-performance or to claim a breach, nor affect the effectiveness, the validity and/or the enforceability of this Agreement or any part thereof, nor prejudice or preclude such Party with respect to any subsequent action. Any request for performance or non-performance by either Party and/or any of its Affiliates or claim of a breach of this Agreement shall be effective, valid and enforceable only if such request or claim is reduced to writing.

(9)        Debarment. Neither Party nor any of their Affiliates shall be debarred by the FDA, nor shall they knowingly employ or use the services of any individual or organization (including subcontractors) who are debarred.

(10)        Compliance. Valneva shall ensure (i) not to misuse any payment made under this Agreement in any manner that constitutes a criminal offence or otherwise constitutes a material violation of any applicable Legal Requirements or any way that could have an adverse effect on Vetter and/or its Affiliates; and (ii) compliance with and Legal Requirements, including any anticorruption and antitrust laws; and (iii) compliance of its Affiliates, designees, subcontractors and suppliers with this Section; and (iv) not infringe the Vetter Code of Conduct as officially published.
Valneva shall immediately notify Vetter of any possible violation of this Section and of any initiation of investigation by public authorities against Valneva or its Affiliates relating to any subject matter covered by this Section.
A violation of this Section 12(10) shall be deemed a material breach of this Agreement.

(11)        Relationship. Each of the Parties and their respective Affiliates are independent parties and independent contractors, and nothing herein creates a partnership, agency, employment, joint venture or similar relationship between any of them.

(12)        Severability. If a provision of this Agreement is held void, invalid or unenforceable, it shall be replaced constructively by a mutually agreed provision that is effective, valid and enforceable and consistent with the lawful purposes manifest in or determinable from the remainder of this Agreement as a whole. Any matter not initially or fully addressed in this Agreement shall be resolved by incorporating into the same such reasonable provisions as are necessary to complete this Agreement in a manner which accomplishes to the maximum extent possible such lawful purposes and intentions. The effectiveness, validity and enforceability of this Agreement shall remain, independent of any provision which might be or has become void, invalid or unenforceable unless constructive replacement thereof is not possible and, in the absence of such provision, this Agreement would not reasonably have been entered into.

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(13)        United Nations Convention. The United Nations Convention on Contracts for the International Sale of Goods shall have no application to, and shall be of no force and effect with respect to, the matters set forth or contemplated in this Agreement.

(14)        Entire Agreement. This Agreement, including the Quality Agreement, as amended and together with any attachments thereto (whether Annexes, Exhibits or Appendices), constitute the entire agreement with respect to the matters set forth or contemplated in this Agreement, and supersedes in any and all respects any prior proposal, quotation, negotiation, conversation, discussion, agreement or other communication concerning such matters, the purported terms and conditions of any of which shall be null and void. The terms of the Quality Agreement (being an Annex hereto and any Appendices thereto form an integral part of this Agreement, and shall have the same force and effect as if expressly set forth therein. Any reference to this Agreement includes its Annexes, and any breach thereof shall be deemed a breach of this Agreement.

(15)        Execution. This Agreement, and any amendments or addenda thereto, may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution may be carried out conventionally (by handwritten ink signature of all counterparts) or electronically (with e‑signature by all Parties using the DocuSign® electronic signature system). Documents executed conventionally may be exchanged by (i) physical delivery of signed originals or (ii) electronic transmission of scanned or other images of the same, with physical delivery of the signed originals to follow; the Parties intend such transmitted images to have the same meaning, validity and enforceability as original documents bearing a handwritten signature, and a Party receiving a document so signed may rely upon it as if the original had been received. Documents executed electronically shall be deemed fully executed and legally binding upon all Parties' completion of the DocuSign® protocol, and the Parties hereby acknowledge their intent to be so bound, provided, however, that the Parties hereby reject use of the DocuSign® Electronic Record and Signature Disclosure or any similar DocuSign-generated collateral agreement ("ERSD") and further jointly agree that, in the event such ERSD is used and consent thereto is needed for completion of the electronic signature process, all provisions thereof are hereby anticipatorily repudiated and shall be void, inapplicable and unenforceable as between the Parties, even if consented to.

(16)        Interpretation. Any titles or headings, of Articles or Sections or otherwise, are for convenience and reference only and shall not be relied upon in the construction hereof. Any meaning or interpretation of legal terms contained or referred to in this Agreement and its associated documents shall be defined and interpreted solely in accordance with the governing law specified in Section 12(18) below, irrespective of any other meanings or interpretations under any other source or body of law. In this Agreement the words "herein", "hereunder" and similar words refer to this Agreement as a whole; terms used in the plural include the singular, and vice versa, unless the context requires otherwise; the words "including", "include" and variations thereof are deemed to be followed by "without limitation"; reference to a document, including this Agreement, also refers to any Annex, Exhibit, Appendix or other attachment thereto; and reference to any regulatory authority includes any successor thereto.

(17)        Disputes. Each Party’s sole remedy for any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be binding arbitration under the Rules. The arbitration shall be adjudicated by three (3) arbitrators appointed in accordance with the Rules. The Parties agree that (i) such arbitration shall be conducted exclusively in Frankfurt/Main, Germany; (ii) all arbitral proceedings (including, but not limited to, their existence, content and results) shall be kept confidential by all persons involved (including, but not limited to, the Parties and any Affiliates, witnesses, experts and adjudicators); and (iii) the language used in the arbitral proceedings shall be English.

(18)        Governing Law. This Agreement (including any applicable Quality Agreement), or other agreement incorporated herein by reference, and any amendments to any of the above, and all terms and provisions of the same, shall be construed, enforced and governed exclusively by and according to the substantive laws of Germany, without reference to any conflict-of-laws-rules or any then current rules on general terms and conditions.

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IN WITNESS WHEREOF, and intending to be bound hereby, each of the Parties has caused this Agreement to be executed by its duly authorized representatives at the place(s) and on the date(s) set forth below, with effect as of the Effective Date.

VALNEVA AUSTRIA GMBH

Vienna, Austria, dated this _______ day of ________________ (month), 2023

(signed)    /s/    (signed)    /s/
Name:    [***]    Name:    [***]
Title:    [***]    Title:    [***]

VETTER PHARMA INTERNATIONAL GMBH

Ravensburg, Germany, dated this _______ day of ________________ (month), 2023

(signed)    /s/    (signed)    /s/
Name:    [***]    Name:    [***]
Title:    [***]    Title:    [***]

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ANNEX 1 TO THE COMMERCIAL SUPPLY AGREEMENT:
PRODUCT, SERVICES and PRICES

[***]

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ANNEX 2 TO THE COMMERCIAL SUPPLY AGREEMENT:

ANNUAL REFERENCE QUANTITIES (as per Section 2(4)(d))

[***]

ANNEX 3 TO THE COMMERCIAL SUPPLY AGREEMENT:
EXPANDED TERRITORY

Not applicable at the Effective Date.

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ANNEX 4 TO THE COMMERCIAL SUPPLY AGREEMENT:
QUALITY AGREEMENT

Reference is made to the Quality Agreement entered into between Valneva SE (Valneva Austria GmbH’s parent), a company duly organized and existing under the laws of France and having its principal place of business at 6 Rue Alain Bombard, 44800 Saint-Herblain, France and Vetter Pharma, effective as of May 28, 2018.